Exhibit 99.1

             Canterbury Park Holding Corporation Reports Financial
                     Results for the Third Quarter of 2007

     SHAKOPEE, Minn.--(BUSINESS WIRE)--Nov. 13, 2007--Canterbury Park Holding Corporation (AMEX:ECP) today announced results for the third quarter and nine months ended September 30, 2007.

     The Company earned net income of $589,992 on revenues of $15,522,631 for the three months ended September 30, 2007, compared to net income of $524,433 on revenues of $16,313,693 for the same period in 2006. Diluted earnings per share for the third quarter of 2007 were $.14 compared to $.12 for the third quarter of 2006.

     The Company's third quarter 2007 revenues of $15.5 million were approximately 4.8% less than revenues in the same period in 2006 primarily due to a 3.9% decrease in Card Club revenues and an 8.2% decline in pari-mutuel revenues, offset by a 2.4% increase in concessions revenues. Operating expenses decreased approximately $859,000, or 5.5%, in the three months ended September 30, 2007 compared to the 2006 third quarter. The lower level of expense was primarily attributable to a decline in purse expense resulting from a reduction in associated revenues, as well as decreases in salaries and benefits and in advertising and marketing expenses, both resulting from the Company's expense reduction efforts. Further results for the third quarter and first nine months of 2007 are presented in the accompanying table.

     "We are pleased to report an increase in net income in the third quarter in spite of the decrease in revenues", stated Randy Sampson, Canterbury Park's President. "This reflects the success of our expense reduction efforts as well as efforts to increase the efficiency of our operations. The decline in revenues was disappointing, but not unexpected as we reduced the number of live races to better manage purse funds. In addition, the Claiming Crown, traditionally our largest racing day during the past few years, was not conducted at Canterbury Park this summer."

     "As we manage the challenges in our core businesses, we are looking to the future and potential opportunities for growth", continued Mr. Sampson. "We continue to explore potential development options for our 380-acre site in Shakopee. We believe we are uniquely positioned to develop an exciting commercial/entertainment complex over the next five years in one of Minnesota's fastest growing counties."

     About Canterbury Park: Canterbury Park Holding Corporation owns and operates Minnesota's only pari-mutuel horse racing facility. In addition, the Company is authorized under Minnesota law to host "unbanked" card games. Canterbury Park's Card Club operates 24 hours a day, seven days a week, with 34 poker tables, and 16 tables offering a variety of card games. The Company also conducts year-round wagering of simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company please visit us at www.canterburypark.com.

     Cautionary Statement: this release contains or may contain forward-looking statements based on management's beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company's SEC filings for a discussion of such factors.


                CANTERBURY PARK HOLDING CORPORATION'S
                     SUMMARY OF OPERATING RESULTS
----------------------------------------------------------------------

               Three Months  Three Months   Nine Months   Nine Months
                   Ended         Ended         Ended         Ended
               September 30, September 30, September 30, September 30,
                    2007          2006          2007          2006
               -------------------------------------------------------

Operating
 Revenues      $ 15,522,631  $ 16,313,693  $ 41,617,243  $ 43,255,855

Operating
 Expenses      $ 14,633,716  $ 15,492,842  $ 38,474,910  $ 39,911,321

Income from
 Operations    $    888,915  $    820,851  $  3,142,333  $  3,344,534

Non-Operating
 Income        $     97,877  $     89,873  $    251,629  $    209,204

Income Tax
 Expense          ($396,800)    ($386,291)  ($1,408,600)  ($1,521,300)

Net Income     $    589,992  $    524,433  $  1,985,362  $  2,032,438

Basic Net
 Income Per
 Common Share  $       0.14  $       0.13  $       0.49  $       0.51

Diluted Net
 Income Per
 Common Share  $       0.14  $       0.12  $       0.47  $       0.48
               -------------------------------------------------------


     CONTACT: Canterbury Park Holding Corporation
              Randy Sampson, 952-445-7223